Exhibit 4.22
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF TRUST
OF
FIRST MERCHANTS CAPITAL TRUST III
          THIS Certificate of Amendment to Certificate of Trust of First Merchants Capital Trust III (the “Trust”) is being duly executed and filed by the undersigned trustee to amend the Certificate of Trust of the Trust which was filed on December 12, 2001 (the “Certificate of Trust”), with the Secretary of State of the State of Delaware under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).
1.	Name. The name of the statutory trust is First Merchants Capital Trust III.

2.	Amendment of Trust. The Certificate of Trust of the Trust is hereby amended by changing the name and business address of the trustee of the Trust with a principal place of business in the State of Delaware to: U.S. Bank Trust National Association, 300 Delaware Avenue, 9th Floor, Wilmington, Delaware 19801, Attention: Corporate Trust Group.

3.	Effective Date. This Certificate of Amendment shall be effective upon filing.
          IN WITNESS WHEREOF, the undersigned trustee of the Trust has duly executed this Certificate of Amendment in accordance with Section 3811 of the Act.

U.S. BANK TRUST NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee
By:	/s/ Annette E. Morgan
	Name:	Annette E. Morgan
	Title:	Assistant Vice President